Filed Pursuant to Rule 424(b)(5)

Registration No. 333-258859

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 27, 2021)

$24,183,414

Common Stock

This prospectus supplement amends and supplements the information in the prospectus, dated August 27, 2021, filed as part of our registration statement on Form S-3 (File No. 333-258859), which we refer to as the Prior Prospectus. The Prior Prospectus related to the offer and sale of shares of our common stock, $0.001 par value per share, having an aggregate offering price of up to $50,000,000 pursuant to the Sales Agreement, or the sales agreement, we previously entered into with Jefferies LLC, dated March 13, 2019, as amended on August 16, 2021. This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

To date, we have not sold any shares of our common stock in accordance with the sales agreement under the Prior Prospectus. We are filing this prospectus supplement to amend and supplement the Prior Prospectus because we are now subject to General Instruction I.B.6 of Form S-3, which limits the amounts that we may sell under the registration statement of which this prospectus supplement and the Prior Prospectus are a part. After giving effect to these limitations and the current public float of our common stock, we currently may offer and sell from and after the date hereof shares of our common stock having an aggregate offering price of up to $24,183,414 under the sales agreement. If our public float increases such that we may sell additional amounts under the sales agreement and the registration statement of which this prospectus supplement and the Prior Prospectus are a part, we will file another prospectus supplement prior to selling such additional amounts.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “SLDB.” The aggregate market value of our common stock held by non-affiliates as of March 23, 2023 pursuant to General Instruction I.B.6 of Form S-3 is $72,550,242, which was calculated based on 9,349,258 shares of our common stock outstanding held by non-affiliates and a price of $7.76 per share, the closing price of our common stock on February 7, 2023. As of the date hereof, we have not offered or sold any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof.

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page SA-5 of the Prior Prospectus and in the documents incorporated by reference in this prospectus supplement and the Prior Prospectus for a discussion of the factors you should carefully consider before deciding to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prior Prospectus, this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Jefferies

The date of this prospectus supplement is March 23, 2023.